Exhibit 10.1

                 [TD BANK, N.A. LETTERHEAD]

November [___], 2009

James Brooks,
President & Chief Executive Officer
Brandpartners Group, Inc.
Brandpartners Retail, Inc.
Grafico Incorporated
10 Main Street
Rochester, NH 03839

Re:	Credit Facilities to Brandpartners Group, Inc. and Brandpartners Retail, Inc. (collectively, the “Borrower”) by TD Bank, N.A. (the “Bank”)

Dear Mr. Brooks:

Reference is made to that certain Commercial Loan Agreement by and among the Bank, the Borrower, and Grafico Incorporated (the “Guarantor”), dated May 5, 2005, as amended or modified from time to time (as amended, the “Loan Agreement”).  Capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

Without a waiver by the Bank, the Borrower is in default in the performance of its obligations under the Loan Agreement in that it has violated its Fixed Charge Coverage Ratio (the “Relevant Covenant”) covenant under Section III B. of Schedule B of the Loan Agreement as of the period ending September 30, 2009 (the “Covenant Default”).  The Borrower’s failure to meet the Relevant Covenant and the resulting Covenant Default constitutes an Event of Default under the Loan Agreement and an event of default under the Permitted Subordinated Debt, which default under the Permitted Subordinated Debt constitutes an Event of Default under the Loan Agreement (the “Permitted Subordinated Debt Default” and, collectively with the Covenant Default, the “Defaults”).

Subject to the terms of this letter, the Bank has agreed to waive its right to declare the indebtedness of the Borrower to the Bank to be immediately due and payable as a result of the Defaults.  This waiver shall be effective only with respect to the Defaults and shall be conditioned upon (a) delivery by the current holders of the Permitted Subordinated Debt of a written waiver of the Permitted Subordinated Debt Default and any other existing default under the Permitted Subordinated Debt, in such form as may be reasonably acceptable to the Bank, (b) the payment by Borrower to Bank of a waiver fee in the amount of $25,000.00, and (c) the acceptance of this letter by the Borrower and the Guarantor.

The agreement of the Bank to waive the Defaults does not imply an agreement or requirement on the part of the Bank to waive or release any other default.  Other than such rights as the Bank has specifically agreed to be waived hereunder, the Bank reserves all rights available to it under the Loan Agreement and under any and all of the Loan Documents, including without limitation, the ability to call the Loan on demand.

Brandpartners Group, Inc.
Brandpartners Retail, Inc.
Grafico Incorporated
November [___], 2009

Upon acceptance of the terms of this letter, as additional consideration for the Bank agreeing to the waivers herein, each of the Borrower and the Guarantor hereby waives and releases any and all claims, actions and causes of action of every name and description, known or unknown, in law or in equity, which each of them has or may have against the Bank, and any of the Bank’s officers, directors, employees, agents, representatives, affiliates, successors and assigns, individually and/or collectively, from the beginning of time up to and including the date of acceptance of this letter, arising out of or otherwise relating to the Loan Agreement, the Loan Documents, the Obligations, the transactions contemplated in the Loan Agreement and the Loan Documents, and/or the negotiation, servicing or funding (or failure to fund) of the Loan.

The Borrower agrees to reimburse the Bank for all reasonable costs, expenses, and fees, including attorneys' fees, associated with the documentation of this waiver letter.  Borrower consents to Bank charging Borrower's Revolving Line of Credit loan account for any such costs, expenses and fees.

The Borrower and the Guarantor have indicated their acceptance of the terms of this letter and the waivers hereunder by the Borrower’s and the Guarantor’s execution of a duplicate original hereof where indicated.

Sincerely,

TD Bank, N.A.

By:
Gary Barr, Senior Vice President

Brandpartners Group, Inc.
Brandpartners Retail, Inc.
Grafico Incorporated
November [___], 2009

Accepted and agreed this ____ day of November 2009.

Brandpartners Group, Inc.
Brandpartners Retail, Inc.
Grafico Incorporated

By:______________________________
      James Brooks, President & CEO
      Duly Authorized